Exhibit 99.2

Synchronoss Technologies, Inc. Reports Inducement Grants to CEO Glenn Lurie Under Nasdaq Listing Rule 5635(c)(4)

BRIDGEWATER, N.J.—(BUSINESS WIRE)—November 17, 2017— Synchronoss Technologies, Inc. (NASDAQ:SNCR) (the “Company” or “Synchronoss”), a global leader and innovator of cloud, messaging and digital transformation products, today announced that in connection with the appointment of Glenn Lurie as Chief Executive Officer, the Company entered into an employment agreement with Mr. Lurie which provided for the grant of restricted stock awards, stock options and performance stock awards. These inducement awards were approved by the Compensation Committee of Synchronoss’ Board of Directors and granted as an inducement equity award outside the Company’s 2015 Equity Incentive Plan in accordance with Nasdaq Listing Rule 5635(c)(4).

Synchronoss granted Mr. Lurie an initial award of 180,528 time-based restricted stock awards (“RSAs”), time-based stock options to purchase 507,101 shares of the Company’s common stock (the “Initial Options”) and 180,528 performance shares (the “Performance Shares”), effective on his first day of employment.  The RSAs will vest in equal annual installments on each anniversary of the grant date over a period of three years.  The Initial Options will have an exercise price of $10.04 per share, the closing price of the Company’s common stock on The Nasdaq Global Select Market on November 13, 2017, and shall vest with respect to 1/4 of the shares of common stock underlying the Initial Options on the one year anniversary of the date of grant and with respect to the remaining shares in equal monthly installments over the following 36 months.  One-half of the Performance Shares shall vest upon the approval of the Board of Directors of Synchronoss or its Compensation Committee based upon whether the Company has met the required performance goals for the 2018 performance period (i.e., March 2019) and the remaining one-half of the Performance Shares shall vest upon the approval of the Board of Directors of Synchronoss or its Compensation Committee based upon whether the Company has met the required performance goals for the 2019 performance period (i.e., March 2020).  The 2018 and 2019 performance goals shall be determined by the Board of Directors of Synchronoss or its Compensation Committee at the time the Company’s business plan for such period is determined.

In addition, Mr. Lurie was granted options to purchase 1,000,000 shares of the Company’s common stock (the “Challenge Grant”), at an exercise price of $10.04 per share, the closing price of the Company’s common stock on The Nasdaq Global Select Market on November 13, 2017.  The Challenge Grant shall vest in full on the third anniversary of the date of grant and shall expire on the seventh anniversary of the date of grant.

Additional information regarding the awards and the terms of Mr. Lurie’s other compensation will be described in a Current Report on Form 8-K to be filed by Synchronoss with the Securities and Exchange Commission.

About Synchronoss Technologies, Inc.

Synchronoss (Nasdaq: SNCR) transforms the way companies create new revenue, reduce costs and delight their subscribers with cloud, messaging and digital transformation products. Synchronoss today supports hundreds of millions of subscribers across the globe. Synchronoss’ secure, scalable and groundbreaking new technologies, trusted partnerships and incredible talent change the way telecommunications, media and technology companies customers drive and grow their business. For more information, visit www.synchronoss.com.

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